Exhibit 99.2

For Immediate Release

January 19, 2021

Contact: Investor Relations, Ryan A. Hornaday

RHornaday@emmis.com

MONUMENT CIRCLE ACQUISITION CORP. COMPLETES UPSIZED $250 MILLION INITIAL
PUBLIC OFFERING

Indianapolis, January 19, 2021— Monument Circle Acquisition Corp. (the “Company”) today announced the closing of its initial public offering of 250,000,000 units, which includes 3,200,000 units issued pursuant to the exercise by the underwriters of their over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $250,000,000, before deducting underwriting discounts and commissions and other offering expenses payable by the Company.

The units are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbols “MONCU” and began trading on January 14, 2021. Each unit consists of one share of Class A common stock of the Company and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at an exercise price of $11.50 per share. Once the securities constituting the units begin separate trading, the Company expects the Class A common stock and warrants will be listed on Nasdaq under the symbols “MON” and “MONCW,” respectively.

The Company is sponsored by Monument Circle Sponsor LLC, a subsidiary of Emmis Communications Corporation. The Company was formed for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. It may pursue an initial business combination target in any business or industry.

Cantor Fitzgerald & Co. and Moelis & Company LLC are serving as joint book-running managers for the offering.

This offering will only be made by means of a prospectus. Copies of the preliminary prospectus relating to the offering and final prospectus, when available, may be obtained from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022; Email: prospectus@cantor.com.

A registration statement relating to these securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.